Exhibit 10

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to (a) the use in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-100907 on Form N-4 of our report dated February 23, 2004, except for Note 13 as to which the date is December 6, 2004, relating to the financial statements of Pacific Life & Annuity Company as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph concerning the subsequent event that occurred on November 29, 2004 and is described in Note 13), which are included in the Statement of Additional Information of Pacific Odyssey Separate Account A, which is part of such Registration Statement; (b) the incorporation by reference in the Statement of Additional Information of Pacific Odyssey Separate Account A, which is part of such Registration Statement, of our report dated February 24, 2004, relating to the statements of assets and liabilities of Separate Account A as of December 31, 2003 and the related statements of operations for the year then ended, the statements of changes in net assets and financial highlights for the period from commencement of operations to December 31, 2002 and the year ended December 31, 2003, appearing in the Annual Report of Separate Account A dated December 31, 2003; (c) the reference to us under the heading “Independent Registered Public Accounting Firm” appearing in the Statement of Additional Information of Pacific Odyssey Separate Account A, which is part of such Registration Statement and (d) the reference to us under the heading “Financial Highlights” in the Prospectus of Pacific Odyssey Separate Account A, which is part of such Registration Statement.

DELOITTE & TOUCHE LLP

Costa Mesa, California
December 16, 2004